Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

March 16, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 4Q & FY’05 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its fourth quarter and fiscal year ended January 28, 2006.

Fourth quarter results

For the fourth quarter of 2005, the Company earned $21.1 million or $0.48 per diluted share as compared to net income of $22.8 million or $0.53 per diluted share in 2004. Net sales for the fourth quarter of 2005 were $427.4 million, down 4.0 percent from the $444.9 million in sales for the fourth quarter of 2004. Comparable store sales decreased 4.4 percent from the fourth quarter of 2004 to the fourth quarter of 2005. Fourth quarter 2005 results were positively impacted by $3.4 million pre-tax from a better-than-expected inventory shrinkage performance, insurance recovery of $1.9 million pre-tax for losses sustained during the 2005 hurricane season and a reduction in the effective tax rate. A pre-tax charge of $1.8 million was recorded in the fourth quarter of 2005 for store closing and asset impairment expenses.

Fiscal year results

For the fifty-two week fiscal year 2005, the Company earned $50.9 million or $1.15 per diluted share, a 34.0 percent increase over net income of $38.0 million or $0.89 per diluted share in 2004. Net sales for the fiscal year were $1.482 billion, a 1.5 percent increase over the $1.460 billion in sales for 2004. Comparable stores sales for the full year increased 0.2 percent from 2004 to 2005.

“We are pleased to report record earnings for 2005 and believe our performance demonstrates the underlying strength of our efforts to improve productivity,” said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “Our mission to return to a seven percent operating margin continues with new and evolving initiatives that will be more apparent in the second half of 2006, as we realize the return on investments we continue to make for the long-term benefit of our Company.”

Highlights of 2005:

•	Gross profit increased $27.4 million for the year, on a modest 0.2 percent comparable store sales increase

•	The gross margin rate improved 150 basis points, driven by improved mark up and decreased markdowns

•	Selling, general & administrative expenses (SG&A) increased 40 basis points as a percent of sales, primarily due to lack of leverage on lower than planned sales in the fourth quarter

•	Operating income improved to 5.4 percent of sales from 4.2 percent of sales in 2004

•	Began transforming the Home area with a new Home area merchandise team

•	Conducted extensive market research to identify merchandise category opportunities

•	Incurred no debt; ended the year with cash and short-term investments of $125.1 million

•	Initiated a $0.0625 per share quarterly cash dividend to shareholders

•	Opened seven new stores, re-located one store, and closed six stores (262 stores at year-end). The seven new stores generated $25.0 million in sales in 2005.

•	Began a major investment phase in upgraded technology and store improvements with $34.8 million in capital expenditures

•	Purchased Oracle/Profit Logic markdown optimization software to enhance markdown decision-making and enable regional markdowns

•	Rolled out the Oracle/360 Commerce technology to speed transactions in 68 stores

Plans for 2006

The following initiatives are expected to have strategic prominence in the Company’s operations in 2006:

•	Full integration of Oracle/ProfitLogic markdown optimization software, which should begin to positively impact gross margin in the second half of 2006

•	Expect to open approximately 20 new stores—three in the first quarter, with the rest opening in the third quarter. A total of eight under-performing stores are planned to close.

•	Introduce the newly-assorted Home area (Gifts & Linens) by the end of 1Q ‘06

•	Eliminate the children’s apparel business beginning in 2Q ‘06, to be replaced by additional categories of ready-to-wear and intimate apparel

•	Expect to invest $60 million in capital expenditures to open approximately 20 new stores and continue investment in systems and store upgrades for increased productivity and enhanced customer service

“We anticipate that 2006 results will improve over 2005, although we anticipate earnings for the first half of 2006 to be less than last year since we are taking more markdowns to ensure appropriate inventory freshness in the first quarter, and we will begin to transition out of children’s apparel in the second quarter,” noted Fisher. “Our greatest opportunity for progress will be in the second half of the year when the majority of new stores open, and more efficient markdown allocations, a re-assorted home merchandise collection, and the expansion of certain apparel categories should benefit gross margin.”

Guidance

For the full year, management expects comparable store sales to increase approximately 3 percent, with a significant portion of that growth in the second half of the year.

For the first quarter, management expects comparable store sales will decrease 1 - 2 percent, which would result in earnings per share of $0.26 - $0.28 as compared to earnings per share of $0.38 in the first quarter of 2005. Management projects second quarter earnings per share to be in line with last year; however, with the shortfall from the first quarter, the first half of 2006 will be less profitable than the first half of 2005.

Conference Call with Management

Management will discuss these financial results and projections for 2006 in a conference call today (March 16, 2006) at 10:30 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women, men and young children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, the effectiveness of advertising, marketing and promotional strategies, adequate sources of merchandise at acceptable prices, disruption of the Company’s distribution system, unanticipated weather conditions and unseasonable weather, acts of terrorism, the Company’s ability to attract and retain qualified employees to support planned growth, and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(In thousands)

	January 28, 2006	January 29, 2005
ASSETS
Current assets:
Cash and cash equivalents	$20,200	$20,250
Short-term investments	104,935	72,475
Trade and other receivables	11,121	11,380
Inventories	265,788	277,164
Prepaid expenses and other current assets	13,672	13,010

Total current assets	415,716	394,279
Property and equipment, net	87,106	71,048
Other assets	17,023	14,781

Total assets	$519,845	$480,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,408	$99,163
Accrued liabilities	80,337	78,785
Income taxes payable	5,453	5,089

Total current liabilities	174,198	183,037
Other liabilities	21,908	20,561

Total liabilities	196,106	203,598
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,516,372 and 42,880,031 shares issued and outstanding, respectively	435	429
Paid-in capital	21,967	14,340
Unearned compensation	(3,704)	(603)
Retained earnings	305,041	262,344

Total stockholders’ equity	323,739	276,510

Total liabilities and stockholders’ equity	$519,845	$480,108

Stein Mart, Inc.

Consolidated Statements of Operations

(In thousands except per share amounts)

	13 Weeks Ended January 28, 2006	13 Weeks Ended January 29, 2005	Year Ended January 28, 2006	Year Ended January 29, 2005
Net sales	$427,359	$444,943	$1,481,615	$1,459,607
Cost of merchandise sold	302,155	315,001	1,065,409	1,070,803

Gross profit	125,204	129,942	416,206	388,804
Selling, general and administrative expenses	97,572	97,114	353,104	341,932
Other income, net	4,171	3,817	15,477	14,277

Income from operations	31,803	36,645	78,579	61,149
Interest income, net	690	190	2,026	332

Income from continuing operations before income taxes	32,493	36,835	80,605	61,481
Provision for income taxes	11,438	13,998	29,721	23,363

Income from continuing operations	21,055	22,837	50,884	38,118
Loss from discontinued operations, net of tax benefit	—	—	—	(145)

Net income	$21,055	$22,837	$50,884	$37,973

Basic income per share:
Continuing operations	$0.49	$0.54	$1.18	$0.90
Discontinued operations	—	—	—	—

Total	$0.49	$0.54	$1.18	$0.90

Diluted income per share:
Continuing operations	$0.48	$0.53	$1.15	$0.89
Discontinued operations	—	—	—	—

Total	$0.48	$0.53	$1.15	$0.89

Weighted-average shares outstanding – Basic	43,374	42,530	43,283	42,268

Weighted-average shares outstanding – Diluted	44,281	43,409	44,388	42,786

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended January 28, 2006	Year Ended January 29, 2005
Cash flows from operating activities:
Net income	$50,884	$37,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,223	18,018
Impairment of property and other assets	708	2,103
Store closing charges	2,197	1,382
Gain from insurance settlement	(639)	—
Deferred income taxes	66	57
Restricted stock compensation	880	114
Tax benefit from exercise of stock options	4,617	1,938
Changes in assets and liabilities:
Trade and other receivables	898	(1,625)
Inventories	11,376	6,215
Prepaid expenses and other current assets	(747)	603
Other assets	(3,804)	(109)
Accounts payable	(10,755)	34,045
Accrued liabilities	1,297	12,145
Income taxes payable	364	5,089
Other liabilities	(1,202)	(1,967)

Net cash provided by operating activities	76,363	115,981

Cash flows from investing activities:
Capital expenditures	(34,801)	(19,066)
Purchases of short-term investments	(1,971,320)	(912,525)
Sales of short-term investments	1,938,860	840,050

Net cash used in investing activities	(67,261)	(91,541)

Cash flows from financing activities:
Net payments under notes payable to banks	—	(24,962)
Dividends paid	(8,187)	—
Proceeds from exercise of stock options	15,250	7,855
Proceeds from employee stock purchase plan	1,112	952
Repurchase of common stock	(17,327)	—

Net cash used in financing activities	(9,152)	(16,155)

Net (decrease) increase in cash and cash equivalents	(50)	8,285
Cash and cash equivalents at beginning of year	20,250	11,965

Cash and cash equivalents at end of year	$20,200	$20,250

Supplemental disclosures of cash flow information:
Income taxes paid	$25,027	$17,154
Interest paid	—	63